As filed with the Securities and Exchange Commission on January 22, 2007

Registration No. 333-136946

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITIZENS BANKING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan	6021	38-2378932
(State or Other Jurisdiction of	(Primary Standard Industrial Classification Code	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Number)

328 South Saginaw Street, Flint, Michigan 48502
(810) 766-7500
(Address of Registrant’s Principal Executive Offices)

Republic Bancorp Inc. 1997 Stock Option Plan; Republic Bancorp Inc. 1998 Stock Option Plan; Republic Bancorp Inc. Incentive Stock Plan; Republic Bancorp Inc. Second Amended And Restated Directors Compensation Plan; Republic Bancorp Inc. Voluntary Management Stock Accumulation Program; D&N Financial Corporation Amended and Restated 1994 Management Stock Incentive Plan; Amended and Restated Republic Bancorp Inc. Tax Deferred Savings Plan (the “Plans”)
(Full Title of the Plans)

Thomas W. Gallagher, Esq. General Counsel and Secretary 328 South Saginaw Street, Flint, Michigan 48502 (810) 766-7500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Craig M. Wasserman, Esq. and Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, without par	1,176,536(2)	(3)	(3)	(3)
value per share (1)

(1)	Includes the preferred share purchase rights associated with the Common Stock of Citizens Banking Corporation (the “Registrant”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), includes such additional number of shares as may be issued pursuant to the anti-dilution provisions of the Plans.

(3)	This Post-Effective Amendment No. 1 covers securities that were originally registered on the Registrant’s registration statement on Form S-4 (File No. 333-136946), as amended by Amendment No. 1 to Form S-4 registration statement. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

PART I

INTRODUCTION

This Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 registration statement is filed by the Registrant, and relates to a total of 1,176,536 shares of Common Stock of the Registrant, all of which were originally registered by the Registrant on the Form S-4 registration statement filed on August 28, 2006, as amended by Amendment No. 1 to the Form S-4 registration statement filed by the Registrant on October 24, 2006 and which became effective on October 26, 2006.

In connection with the merger on December 29, 2006 of Republic Bancorp Inc. (“Republic”) with and into the Registrant pursuant to the Agreement and Plan of Merger, dated as of June 26, 2006, between Republic and the Registrant (the “Merger”), shares of the common stock of Republic, par value $5.00 per share (the “Republic Common Stock”), issuable upon the exercise or settlement of options, restricted shares and other equity awards granted under the Republic Bancorp Inc. 1997 Stock Option Plan, Republic Bancorp Inc. 1998 Stock Option Plan, Republic Bancorp Inc. Incentive Stock Plan, Republic Bancorp Inc. Second Amended And Restated Directors Compensation Plan, Republic Bancorp Inc. Voluntary Management Stock Accumulation Program, D&N Financial Corporation Amended and Restated 1994 Management Stock Incentive Plan, and the Amended and Restated Republic Bancorp Inc. Tax Deferred Savings Plan have been converted into corresponding awards covering the Common Stock of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i) The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006;

(ii) The Registrant’s Quarterly Reports on Form 10-Q, for the fiscal quarters ended March 31, 2006 and June 30, 2006 and September 30, 2006, filed with the Commission on May 5, 2006, August 4, 2006 and November 3, 2006, respectively;

(iii) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 20, 2006, February 23, 2006, February 28, 2006, March 3, 2006, March 14, 2006, April 18, 2006, April 20, 2006, June 27, 2006, June 29, 2006, June 30, 2006, July 20, 2006, August 4, 2006, August 22, 2006, September 21, 2006, October 3, 2006, October 19, 2006, November 30, 2006 and January 2, 2007 (other than the portions of these documents not deemed to be filed);

(iv) The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on September 28, 1995, and Form 8-A, dated July 7, 1982, including any amendment or report filed for the purposes of updating such descriptions;

(v) The Annual Report on Form 11-K of the Republic Bancorp Inc. Tax-Deferred Savings Plan and Trust for the fiscal year ended December 31, 2005, filed with the Commission on June 22, 2006 (File No. 000-15734); and

(vi) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration document referred to in (i) above.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     Citizens is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

     The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

     The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. Citizens has obtained a policy of directors’ and officers’ liability insurance.

     The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action. The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

     Citizens’ articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except for under the circumstances required to excepted under Michigan law described above. Citizens’ bylaws generally require Citizens to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents. In addition, the bylaws require Citizens to indemnify any person who, while serving as an officer or director of Citizens, is or was serving at the request of Citizens as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers. Citizens’ bylaws further provide for the advancement of litigation expenses under certain circumstances.

     For the undertaking with respect to indemnification, see Item 9 below.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

     The Registrant or Republic will submit or has submitted the Republic Bancorp Inc. Tax Deferred Savings Plan, as amended and restated and all amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and will make or has made all changes required by the IRS to qualify such plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

5

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registrant’s registration statement filed on Form S-4, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flint, State of Michigan on the 22nd day of January, 2007.

CITIZENS BANKING CORPORATION

By:	/s/ Thomas W. Gallagher
Name:	Thomas W. Gallagher
Title:	General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment on Form S-8 to the Registrant’s registration statement filed on Form S-4, as amended, has been signed below by the following persons in the capacities indicated on the 22nd day of January, 2007.

Signature	Title

*
William R. Hartman	President & Chief Executive Officer (Principal Executive Officer)

*
Edward P. Abbott	Director

*
Lizabeth A. Ardisana	Director

*
Richard J. Dolinski	Director

*
Benjamin W. Laird	Director

*
Stephen J. Lazaroff	Director

*
William C. Shedd	Director

*
Kendall B. Williams	Director

*
James L. Wolohan	Director

*By: /s/ Thomas W. Gallagher
Thomas W. Gallagher
Attorney-in-Fact

Republic Bancorp Inc. Tax Deferred Savings Plan

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post Effective Amendment on Form S-8 to the Registrant’s registration statement filed on Form S-4, as amended, to be signed on its behalf, thereunto duly authorized, in the City of Owosso, Michigan on this 22nd day of January, 2007.

Republic Bancorp Inc. Tax Deferred Savings Plan

By: /s/ Travis D. Jones
Name: Travis D. Jones
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Republic Bancorp Inc. 1997 Stock Option Plan	Filed herewith
4.2	First Amendment to Republic Bancorp Inc. 1997	Filed herewith
Stock Option Plan
4.3	Second Amendment to Republic Bancorp Inc. 1997	Filed herewith
Stock Option Plan
4.4	Republic Bancorp Inc. 1998 Stock Option Plan	Filed herewith
4.5	First Amendment to Republic Bancorp Inc. 1998	Filed herewith
Stock Option Plan
4.6	Second Amendment to Republic Bancorp Inc. 1998	Filed herewith
Stock Option Plan
4.7	Republic Bancorp Inc. Incentive Stock Plan, As	Filed herewith
Amended Through February 19, 1998
4.8	Amendment to Republic Bancorp Inc. Incentive	Filed herewith
Stock Plan
4.9	Republic Bancorp Inc. Second Amended And	Filed herewith
Restated Directors Compensation Plan
4.10	Republic Bancorp Inc. Voluntary Management	Filed herewith
Stock Accumulation Program
4.11	First Amendment to Republic Bancorp Inc.	Filed herewith
Voluntary Management Stock Accumulation
Program
4.12	Amended and Restated Republic Bancorp Inc. Tax	Filed herewith
Deferred Savings Plan and Trust
4.13	December 1, 2001 Amendment To Republic	Filed herewith
Bancorp Inc. Tax Deferred Savings Plan
4.14	Addendum to December 1, 2001 Amendment to	Filed herewith
Republic Bancorp Inc. Tax Deferred Savings Plan
4.15	D&N Financial Corporation Amended and Restated	Filed herewith
1994 Management Stock Incentive Plan

E-1

5.1	Opinion of Wachtell, Lipton, Rosen & Katz	Incorporated by reference to Exhibit 5.1
	regarding the validity of the Registrant’s common	to Amendment No. 1 to the Registrant’s
	shares registered hereunder	Registration Statement filed on Form S-
4 on October 24, 2006.
8.1	Opinion of Wachtell, Lipton, Rosen & Katz	Filed herewith
23.1	Consent of Ernst & Young LLP, Independent	Filed herewith
Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent	Filed herewith
Registered Public Accounting Firm for the Republic
Bancorp Inc. Tax Deferred Savings Plan
23.3	Consent of Wachtell, Lipton, Rosen & Katz	Filed herewith
23.4	Consent of Wachtell, Lipton, Rosen & Katz	Included in Exhibit 8.1 hereto
24.1	Powers of Attorney	Incorporated by reference to the
signature page of the Registrant’s
Registration Statement on Form S-4
filed August 28, 2006

E-2